EXHIBIT 32

The certification set forth below is being submitted in connection with the Annual Report of the Company on Form 10-K for the year to December 31, 2004 (the Report) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Matthew Emmens, the Chief Executive Officer and Angus Russell, the Chief Financial Officer of Shire Pharmaceuticals Group plc (the Company), each certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: March 15, 2005	/s/ Matthew Emmens

Matthew Emmens
Chief Executive Officer

/s/ Angus Russell

Angus Russell
Chief Financial Officer